TCW/DW Latin American Growth Fund
                     Two World Trade Center
                    New York, New York  10048



                                        March 24, 1997


TCW/DW Latin American Growth Fund
Two World Trade Center
New York, NY  10048

Dear Sirs:

     In connection with the public offering of shares of beneficial interest, $.01 par value, of TCW/DW Latin American Growth Fund (the "Trust"), I have examined such corporate records and documents and have made such further investigation and examination as I have deemed necessary for the purpose of this opinion.

     It is my opinion, as Legal Counsel for the Trust, that the Trust is an unincorporated business trust duly organized and validly existing under the laws of the State of Massachusetts and that the shares of beneficial interest covered by the Rule 24f-2 Notice, March 24, 1997 (File No. 33-46515 and 811-6608), were issued and paid for in accordance with the terms of the offering, as set forth in the prospectus filed as part of the Registration Statement, as amended, of the Trust and were legally issued, fully paid and non-assessable by the Trust.

     I hereby consent to the filing of this opinion as an exhibit
to the Notice pursuant to Rule 24f-2.   In giving this consent, I
do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,
                                        /s/ Barry Fink
                                        Barry Fink
                                        General Counsel


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